Exhibit 99.2

Second Quarter Report - 2009
CamdenNational.com
800-860-8821

Dear Fellow Shareholders,

The impact of the global economic turmoil can be seen everywhere, including in the financial results of Camden National Corporation. In addition to increased costs related to asset quality, this year all banks whose deposits are insured by the Federal Deposit Insurance Corporation (or “FDIC”) were charged a special, one-time assessment as well as recently enacted premium fee increases. This special assessment resulted in an additional $1.1 million in pre-tax expense for the Company or $0.09 per diluted common share after tax for the second quarter of 2009.

Fortunately, our solid financial position enabled us to withstand both the assessment and the increased asset quality charges. Camden National Corporation reported earnings of $5.0 million or $0.65 per diluted share for the second quarter of 2009 which compares to $7.1 million or $0.92 per diluted share and $6.2 million or $0.81 per diluted share for the second quarter of 2008 and first quarter of 2009, respectively. Earnings on a year-to-date basis were $11.2 million or $1.47 per diluted share, down from $13.3 million or $1.73 per diluted share for the comparable prior-year period. For the six months ended June 30, 2009, return on average equity was 13.24%, compared to 15.77% for the same six-month period a year ago.

While the FDIC assessment and provision for loan losses reduced earnings, other areas showed solid improvements from previous periods. In comparing the second quarter of 2009 to the second quarter of 2008, net interest income increased 3%, noninterest income grew 7% and operating expenses (excluding FDIC costs) declined 1%. In comparing year-to-date results for 2009 and 2008, net interest income increased 5%, non-interest income grew 5% and operating expenses (excluding FDIC costs) decreased 3%.

Our determination to maintain the strength of our capital and reserves is reflected in several balance sheet ratios. Our tier 1 leverage ratio of 7.6% as of June 30, 2009 compares favorably to the regulatory minimum standard to be considered “well capitalized” of 5.0%. The total risk-based capital ratio of 12.8% also compares favorably to the 10.0% minimum established by federal regulators. We are pleased that we achieved these capital ratios as well as provided loans to our customers without the use of bailout funds from the federal government’s Troubled Asset Relief Program (or “TARP”), which we feel are expensive sources of capital as well as dilutive to shareholder value.

The allowance for loan losses to total loans ratio, a measure used to estimate a bank’s ability to withstand charge-offs from its loan portfolio, was 1.23% on June 30, 2009, up from 1.13% on June 30, 2008. Our ratio of non-performing assets to total assets increased to 0.97% at June 30, 2009, from 0.89% at March 31, 2009, while our net charge-offs, or write-downs on loans that are not paying as agreed, increased slightly to 0.49% of average loans during the second quarter of 2009, from 0.46% during the first quarter of 2009.

I am pleased to report that our strong employee base of experienced professionals is not only addressing the challenges of today’s environment, but also pursuing new opportunities for us with equal determination and enthusiasm. We have experienced improved loan volumes driven by residential mortgage lending and increased commercial lending, we completed the conversion of our branches to remote deposit capture which will result in significant savings as well as improved customer service, and we kicked off a Companywide sales training effort that is already delivering results. All of this has been accomplished by employees who remain dedicated to serving our customers and clients.

The events of the past year have also overshadowed the important work we have performed around one of our basic commitments, not to be just a bank, but to be a community bank. During the second quarter, we were informed that our community outreach efforts achieved an “Outstanding” rating during the recently completed Community Reinvestment Act (or “CRA”) examination conducted by the Office of the Comptroller of the Currency. We are very proud of our organization’s ability to serve our communities through lowincome housing loans, a strong focus on small business and community development, and donations of thousands of hours of our employees’ time.

Recognizing the support we receive from our shareholders, we were pleased to declare a $0.25 dividend per common share for shareholders of record on July 15, 2009. This provided a dividend yield of 2.94% at June 30, 2009 and a payout ratio of 34% for the year-to-date period.

On behalf of the more than 400 employees of Camden National Corporation, I want to extend our appreciation for your support as shareholders and customers of our Company.

Best regards,

President and Chief Executive Officer

Summary Financial Data (unaudited)
(In thousands, except number of shares and per share data)

Financial Condition Data	June 30, 2009	June 30, 2008	December 31, 2008
Investments	$617,251	$624,434	$670,040
Loans	1,515,135	1,526,959	1,500,908
Allowance for loan losses	18,654	17,266	17,691
Total Assets	2,306,350	2,313,595	2,341,496
Deposits	1,476,798	1,409,186	1,489,517
Borrowings	616,687	703,520	661,805
Shareholders' equity	177,229	172,145	166,400

	At or for the Three Months Ended		At or for the Six Months Ended
Operating Data	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Interest income	$28,694	$32,077	$58,236	$64,992
Interest expense	10,350	14,232	21,391	29,978
Net interest income	18,344	17,845	36,845	35,014
Provision for loan losses	2,784	450	4,514	950
Net interest income after provision for loan losses	15,560	17,395	32,331	34,064
Non-interest income	5,044	4,705	9,598	9,102
Non-interest expense	13,416	11,913	25,707	24,174
Income before income taxes	7,188	10,187	16,222	18,992
Income taxes	2,184	3,080	5,004	5,691
Net income	$5,004	$7,107	$11,218	$13,301

Per Share Data
Basic earnings per share	$0.66	$0.92	$1.47	$1.73
Diluted earnings per share	0.65	0.92	1.47	1.73
Cash dividends paid per share	0.25	0.25	0.50	0.49
Book value per share	23.18	22.40	23.18	22.40
Tangible book value per share (1)	17.08	16.16	17.08	16.16

Selected Financial Data
Return on average assets	0.88%	1.24%	0.99%	1.17%
Return on average equity	11.54%	16.69%	13.24%	15.77%
Tier 1 leverage capital ratio	7.64%	7.30%	7.64%	7.30%
Tier 1 risk-based capital ratio	11.53%	11.40%	11.53%	11.40%
Total risk-based capital ratio	12.78%	12.58%	12.78%	12.58%
Net interest margin	3.55%	3.43%	3.57%	3.40%
Efficiency ratio (2)	57.36%	52.83%	55.35%	55.02%
Allowance for loan losses to total loans	1.23%	1.13%	1.23%	1.13%
Net loan charge-offs to average loans (annualized)	0.49%	0.04%	0.48%	0.22%
Non-performing loans to total loans	1.08%	0.90%	1.08%	0.90%
Non-performing assets to total assets	0.97%	0.61%	0.97%	0.61%
(1) Calculated by dividing total shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.
(2) Calculated by dividing non-interest expense by the sum of net interest income and non-interest income (excluding securities gains).

$33.64 $22.85 $34.03 $45.00 $40.00 $35.00 $30.00 $25.00 $20.00 $15.00 $23.28 $34.95 $26.98 Camden National Corporation Stock Price 2008 2009 Stock price is the closing price on the last business day of the month. A complete set of financial statements for Camden National Corporation may be obtained upon written request to Suzanne Brightbill, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2120.